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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 14, 2005, relating to the financial statements of EMCORE Corporation, and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of EMCORE Corporation for the year ended September 30, 2005 and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of this Registration Statement.

/s/   Deloitte & Touche LLP
Parsippany, New Jersey

July 6, 2006